Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

(Falcone)

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of the 1st day of January, 2018, but effective only as of the Effective Date described in Section 3 hereof, by and between MMA CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“MMAC”) and MICHAEL L. FALCONE (“Employee”).

WHEREAS, MMAC and Employee are parties to that certain Employment Agreement dated November 19, 2015 (the “Employment Agreement”);

WHEREAS, MMAC proposes to consummate a transaction with Hunt Companies, Inc. and certain of its affiliates (“Hunt”) which transaction includes the assignment of the Employment Agreement to Hunt (the “Hunt Transaction”); and

WHEREAS, MMAC and Employee desire to enter into certain amendments to the Employment Agreement in order to conform certain provisions to the closing of the Hunt transaction.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MMAC and Employee hereby as follows:

1.          Specific Amendments.

(a)          Section 1 of the Employment Agreement is hereby amended and restated to read as follows:

1.          Employment and Duties. Employer agrees to hire Employee, and Employee agrees to be employed by Employer, to serve as Chief Executive Officer (“CEO”) of MMAC and to perform such other duties and responsibilities, not inconsistent with Employee’s ability to perform his duties as CEO of MMAC, as Employer may reasonably determine from time-to-time. Employee agrees to devote Employee’s best efforts and full-time attention and skill in performing the duties and responsibilities to Employer and MMAC as set forth above. Provided that such activities shall not violate any provision of this Agreement (including the non-competition provisions of Section 8 below) or materially interfere with the performance of Employee’s duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by Employer in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, or (c) from investing in other entities or business ventures which do not compete with MMAC or Employer.

(b)          Section 2 of the Employment Agreement is hereby amended and restated to read as follows:

(a)          Base Compensation. Employer shall pay to Employee a salary (“Base Compensation”) at the annual rate of $555,000 for calendar year 2017 and $555,000 for calendar year 2018, payable in accordance with the general policies and procedures of Employer for payment of salaries to executive personnel in substantially equal installments, subject to withholding for applicable federal, state and local taxes.

(b)          Incentive Compensation. In addition to Employee’s Base Compensation, Employee shall be eligible to receive additional compensation as determined by Employer (“Incentive Compensation”). The actual amount of Incentive Compensation paid will be based on Employee, Employer and MMAC performance.

(c)          Section 7 (a)(iii) of the Employment Agreement is hereby amended by adding the following new sentence immediately prior to the last sentence:

Employer shall reimburse Employee for the costs of the personal disability insurance policy maintained by Employee as in effect on November 1, 2017, and the benefits under such policy and under any additional policy provided under the next sentence of this Section 7 (a) (iii) shall be Employee’s sole benefit under this Agreement in the event of a termination due to disability.

(d)          Section 7(c) of the Employment Agreement is hereby amended by deleting the reference to Sections 7(a)(iii) in the first sentence thereof.

(c)          Section 7(a)(iv) of the Employment Agreement is hereby deleted in its entirety.

(d)          Section 7(d) of the Employment Agreement is hereby amended by changing the third sentence thereof to read as follows:

Employer shall carry as much life insurance on Employee’s life as Employer may from time-to-time determine, but shall not be obligated to carry any insurance.

(e)          Section 8(a) of the Employment Agreement is hereby amended and restated to read as follows:

(a)          Non-Competition. From and after the Effective Date and continuing for the longer of (i) twelve (12) months following the expiration or termination of this Agreement, or (ii) the remainder of the term of this Agreement, Employee shall not without the prior written consent of the Board of Directors of MMAC and the prior written consent of Employer (w) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is in the business of providing debt financing to solar and other renewable energy projects and facilities or to multifamily housing projects (a “Competitive Undertaking”), (x) solicit any employee of Employer to change employment, (y) solicit for or on behalf of a Competitive Undertaking any client, customer or investor of MMAC, or any of its subsidiaries, which closed (in any capacity) a transaction with MMAC, or any of its subsidiaries during the thirty-six (36) months preceding Employee’s termination, or (z) disclose proprietary or confidential information of MMAC, or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense or similar information.

(f)          Section 9 of the Employment Agreement is hereby amended by deleting everything after the first sentence thereof and adding the following in lieu thereof:

Notwithstanding the foregoing, MMAC hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, and Employer shall not be responsible for, any and all liability for acts or omissions of Employee performed in the course of Employee’s duties as CEO of MMAC (or reasonably believed by Employee to be within the scope of his duties as CEO of MMAC). MMAC shall at all times carry director and officer liability insurance in commercially reasonable amounts, but in any event not less than $5,000,000.

(g)          The Employment Agreement is hereby amended by adding the following new Section 11 at the end thereof:

11.         Definitions. As used in this Agreement, the following terms shall have the following meanings:

“MMAC” shall mean MMA Capital Management, LLC, a Delaware limited liability company.

2.          No Other Changes; Continuing Validity. Subject only to the amendments set forth in this First Amendment, the Employment Agreement remains in full force and effect in accordance with its terms.

3.          Effective Date. This First Amendment shall be effective on the date on which the closing of the Hunt Transaction occurs. If no such closing occurs, this First Amendment shall be null and void.

4.          Consent and Assignment. Employee consents to the assignment to Hunt of the Employment Agreement as amended by this First Amendment.

5.          Employer. As of the Effective Date of this First Amendment, the term “Employer”, as used in the Employment Agreement, shall mean the specific Hunt entity to which the Employment Agreement, as amended by this First Amendment, is assigned.

6.          Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF and intending to be legally bound, the parties have executed this First Amendment as of the date and year written below.

MMAC:

MMA CAPITAL MANAGEMENT, LLC

By:	/s/ David Bjarnason
David Bjarnason
Chief Financial Officer

Date:	January 3, 2018

EMPLOYEE:

/s/ Michael L Falcone
Michael L. Falcone

Date:	January 3, 2018